CODE OF ETHICS OF ICBC CREDIT SUISSE ASSET MANAGEMENT (INTERNATIONAL)

COMPANY LIMITED (the “Company”)

4.3.2 Personal Accounts Dealing

The Company’s employees, other licensed persons, any non-executive directors, consultants, contractors and others designated by the Chief Compliance Officer (the “CCO”) (collectively, “Supervised Persons”) must ensure that all personal account dealings are properly conducted in such a way as to avoid or mitigate any actual or potential conflict of interest and avoid any abuse of an individual’s position of trust and responsibility. A Supervised Person must not trade in a security if it knows, or has reason to believe, that the Company may transact in such security in the near-term. For example, “front-running” clients by buying a security before the Company does so on behalf of a client is strictly prohibited.

On joining the Company and at least periodically thereafter, Supervised Persons must disclose the details of their investment transactions and holdings (including all interests in securities, futures contracts and other investment products, whether or not the Supervised Person entered into any personal securities transactions during the previous period) as follows:

Timing Of Account Disclosures	Timing Of Holdings Reports	Timing Of Transaction Disclosures

Initial account disclosure statements are due within 10 days of joining the Company.	An initial holdings report is due within 10 days of joining the Company.	Duplicate confirms from brokers are required for non-exempt transactions in any of the securities and instruments described as below.

Annual account disclosure statements are due each February 14.	An annual holdings report is due each February 14.	Quarterly transaction reports are due within 30 days of quarter-end.

4.3.2.1 Securities Requiring Pre-Approval:

Pre-approval by the CCO is required for personal transactions in securities (including but not limited to debt and equities securities, initial public offerings, collective investment schemes managed by the Company and derivatives) (collectively, “Restricted Securities”), except collective investment schemes that are not managed by the Company or pension related schemes.

In addition, any purchase of a private placement requires pre-approval. A private placement is an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(a)(5) or pursuant to Rules 504, 505 or 506 of Regulation D and includes hedge funds and private equity funds.

4.3.2.2 Pre-Approval Process:

With respect to transactions which require pre-approval, our staff or their immediate family members must notify and obtain the written approval of the CCO or his designee. The CCO’s personal transactions are approved by the CEO. CCO will assess if there are any conflicts with the Company’s trading for clients, based on the security, timing and size of the proposed transaction.

No individual may approve his or her own trades. The Company reserves the right to limit, delay or refuse a Supervised Person’s pre-approval request for any reason.

4.3.2.3 Prohibited dealings

Supervised Persons may not do the following for their personal account dealings, unless approved by the CCO that the relevant conflict does not exist or has been removed:

(i)	buy or sell an investment on a day in which the Company has a pending “buy” or “sell” order in the same investment until that order is executed or withdrawn;

(ii)	buy or sell an investment within 1 trading day before or after trading in that investment on behalf of a client;

(iii)	buy or sell an investment within 1 trading day before or after a recommendation on that investment is made or proposed by the Company;

(iv)	cross trades between our staff and clients or between our staff and the Company;

(v)	short-selling of any securities recommended by the Company for purchase; and

(vi)	participate in initial public offers available to clients of the Company or its connected entities or use their positions to gain access to IPOs for themselves or any other person, except if the staff participate in a different tranche offered only to retail investors.

4.3.2.4 30-Day Holding Period:

Generally, trades requiring pre-approval are required to be held for at least 30 days unless the Supervised Person obtained pre-approval from the CCO.